EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

of Health Net, Inc.

Woodland Hills, California

We consent to the incorporation by reference in Registration Statements on Forms S-8 No. 333-99337, No. 333-68387, No. 333-48969, No. 333-35193, No. 333-24621, No. 33-74780, and No. 33-90976 of our report dated June 23, 2004, appearing in this Annual Report on Form 11-K of the Health Net, Inc. 401(k) Savings Plan for the year ended December 31, 2003.

/s/ DELOITTE & TOUCHE LLP
Los Angeles, California
June 23, 2004